UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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EXELON CORPORATION

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AMENDMENT TO

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 2, 2012

This document is an amendment to our definitive Proxy Statement dated February 22, 2012 and furnished in connection with the Annual Meeting of Shareholders of Exelon Corporation, which will be held on Monday, April 2, 2012, at 9:30 a.m. Central Time at Exelon Corporation headquarters, 10 S. Dearborn, Chicago, Illinois.

EXPLANATORY STATEMENT

Due to a misalignment, the table of Compensation of Non-Employee Directors set forth on page 32 incorrectly reported the compensation paid to two of Exelon’s directors. The original footnotes detailing the compensation were correct. The corrected table and original footnotes follow:

Compensation of Non-Employee Directors

For their service as directors of the corporation, Exelon’s non-employee directors receive the compensation shown in the following table and explained in the accompanying notes. One employee director, Mr. Rowe, not shown in the table, receives no additional compensation for service as a director.

		Fees Earned or Paid in Cash			Change in Pension Value and
	Committee Membership	Annual Board & Committee Retainers	Board & Committee Meeting Fees	Stock Awards	Nonqualified Compensation Earnings (Note 1)	All Other Compensation (Note 2)	Total
John A. Canning, Jr.	A, C	$55,000	$58,000	$100,000	—	$5,000	$218,000
M. Walter D’Alessio	G (ch), C, L	85,000	54,000	100,000	—	750,000	989,000
Nicholas DeBenedictis	E (ch), G, P	65,000	64,000	100,000	—	—	229,000
Nelson A. Diaz	E, P, R	55,000	64,000	100,000	—	—	219,000
Sue L. Gin	R (ch), A, G, I	65,000	68,000	100,000	—	—	233,000
Rosemarie B. Greco	C (ch), E, G	60,000	64,000	100,000	—	500,000	724,000
Paul L. Joskow	A, E, I, R	55,000	68,000	100,000	—	—	223,000
Richard W. Mies	P (ch), A, R	80,000	68,000	100,000	—	—	248,000
John M. Palms (3)	A (ch), G, P, R	80,000	78,000	100,000	—	500,000	758,000
William C. Richardson (3)	A, C, G, I, R	55,000	86,000	100,000	—	5,000	246,000
Thomas J. Ridge	E, R	50,000	46,000	100,000	—	5,000	201,000
John W. Rogers, Jr.	I (ch), G, R	50,000	54,000	100,000	—	5,000	209,000
Stephen D. Steinour	A, C	55,000	56,000	100,000	—	5,000	216,000
Donald Thompson	E	50,000	30,000	100,000	—	—	180,000

Total All Directors		$860,000	$858,000	$1,400,000	—	$1,775,000	$4,893,000

Committee Membership Key

Audit = A, Chairman = Ch, Compensation = C, Corporate Governance = G, Energy Delivery

Oversight = E, Risk Oversight- Investment Sub-Committee = I, Generation Oversight = P, Risk Oversight = R, Lead Director = L

Notes:

(1)	Values in this column represent that portion of the directors accrued earnings in their non-qualified deferred compensation account that were considered as above market. See the description below under the heading “Deferred Compensation.” For 2011, none of the directors recognized any such earnings.
(2)	Values in this column for Ms. Greco and Messrs. D’Alessio and Palms represent charitable contributions made by Exelon in honor of their service to the company and its shareholders in connection with their expected retirements in 2012. Values in this column for Messrs. Canning, Richardson, Ridge, Rogers and Steinour represent the company’s matching portion of the director’s contribution to qualified educational institutions pursuant to Exelon’s matching gift plan described below in Other Compensation.
(3)	In addition to the amounts shown in the table, Drs. Palms and Richardson, who also serve as directors of the Exelon Foundation, received $6,000 each from the Foundation for attending meetings of the Foundation’s board. Exelon contributes to the Foundation to pay for the Foundation’s operating expenses.